CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-262096 on Form S-8 of Better Therapeutics, Inc. of our report dated March 28, 2022, relating to the financial statements of Better Therapeutics, Inc., which appear in this Annual Report on Form 10-K of Better Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 28, 2022